Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNews

For Immediate Release:
June 14, 2012

News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bank Appoints John F. X. Keane as Chief Lending Officer

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today the appointment of Mr. John F. X. Keane, a 38-year banking veteran as Executive Vice President and Chief Lending Officer.  In this roll Mr. Keane will now assume responsibility for both Commercial and SBA lending.

“We are pleased John is joining Unity. He has a proven track record in commercial banking,” said, President and Chief Executive Officer James A. Hughes. “John has the experience and knowledge needed to grow our Commercial Banking division and he will be a complement to the Unity team.”

Mr. Keane has broad experience in the financial services industry, including positions of Division Director of Citibank, Senior Vice President and Team Leader of JPMorgan Chase Bank and Region Manager of Chemical Bank.

Mr. Keane earned a Master in Business Administration in Finance at New York University and a Bachelor of Arts in History from St. Bonaventure University.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $810 million in assets and $643 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

 This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.